Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") dated as of the 28th day of October, 2011 (the "Effective Date").

BETWEEN:

RESPONSE BIOMEDICAL CORP., a British Columbia corporation with an address at 1781 – 75th Avenue, Vancouver.

(hereinafter referred to as “Response”)

AND:

Richard Canote , an individual with an address at 9085 Judicial Drive, #2436, San Diego, CA 92122

(hereinafter referred to as “Consultant”)

WITNESSES THAT WHEREAS:

A.	Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical and environmental applications.

B.	Consultant is an experienced executive with expertise in the area of finance, accounting and operations related to life sciences entities

C.	Response wishes to retain Consultant to provide certain services, and Consultant has agreed to provide such services, as set out in Schedule “A” attached hereto (the “Services”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereto agree to the following:

1.            Term

1.1           This Agreement will be for an initial term of  12  months commencing on the Effective Date and will continue until October 28, 2012 (the "Initial Term"), unless terminated sooner by mutual agreement of the Parties or by the manner set forth below.

1.2           Following the Initial Term, this Agreement may be renewed for further periods of one year each upon the prior mutual agreement of the Parties at least ninety (90) days prior to the expiry of the Initial Term or any renewal thereof, duly reflected in a subsequent written amendment.  Collectively, the Initial Term and any subsequent renewal terms are referred to herein as the “Term”.

2.            Responsibilities of Consultant

2.1           During the Term, Consultant shall provide the Services as an independent contractor, with that standard of care, skill and diligence normally provided by professional persons in this industry in the performance and discharge of similar duties and responsibilities.

2.2           The Services shall be performed and discharged solely by Consultant, and shall not be subcontracted or assigned to any other person or third party.

2.3           The means and manner for the performance and discharge of the Services hereunder will be within Consultant's own discretion and control; provided that such Services are performed and discharged in accordance with the standards described in Section 2.1 above.

3.            Reports

3.1           Consultant shall report directly to the Lew Shuster of Response and shall furnish oral or written reports satisfactory in format and content as may be reasonably requested by Response from time to time sufficient to apprise Response concerning the Services rendered.  Consultant shall also maintain accurate records in respect of the Services being performed, which shall include copies of all correspondence related to or in respect of the Services and shall provide Response and any applicable regulatory authorities with reasonable access to such records upon request.

4.            Fees and Expenses

4.1           Fees.  During the Term, Response will pay Consultant a fee of $150.00 USD per hour for the Services and will reimburse Consultant for reasonable expense incurred by him in providing the Services, all in accordance with Response’s expense policies in effect from time to time.

Consultant will bill Response on a weekly basis providing detail for services provided.  Payment for invoices will be due upon receipt.

4.2           Applicable Taxes. If applicable, the Consultant will charge, and Response will pay, applicable taxes on all fees payable by Response to Consultant under this Agreement.  In addition, to the extent that applicable law requires any amounts payable to Consultant hereunder to be withheld and remitted to relevant taxation authorities, Response shall be permitted to withhold and remit such amounts to such authorities and, upon doing so, shall be deemed to have satisfied its obligations hereunder to make such payments to Consultant.

To the extent the provision of Services hereunder requires Consultant to register with applicable taxation authorities, Consultant will complete such registration and, upon request, provide all information reasonably requested by Response in connection with such registration.

5.            Disclosure of Intellectual Property

5.1           Consultant agrees to make prompt and complete disclosure to Response of all inventions and discoveries made or conceived by Consultant while this Agreement is in effect, or within a reasonable time thereafter, and which arise out of or relate to the performance of the Services.  Consultant also agrees to keep necessary records, including notes, sketches, drawings, models and data supporting all such inventions and discoveries made by Consultant during the course of performing the Services.  Upon the request of Response, Consultant agrees to promptly furnish to Response all such records.

6.            Assignment of Intellectual Property

6.1           All inventions and discoveries, including any reports, data, specifications or other materials made by Consultant which arise out of or pertain to the Services or any other work done by Consultant in his capacity as a director of, or consultant to, Response (collectively, the "Intellectual Property"), shall be assigned to Response, including all of Consultant's right, title and interest in and to such Intellectual Property, together with patents or patent applications in respect thereof.  Consultant further agrees that, upon request of Response, Consultant will to execute all necessary documentation, take such steps and cooperate to the fullest degree with Response in securing, maintaining, and enforcing any such patents or other rights in respect of the Intellectual Property which arise out of the performance of the Services.  It is understood, however, that these obligations undertaken by Consultant will be at no expense to Consultant.

6.2           All written work, research, graphics, documentation and materials generated by Consultant (collectively, the “Work Product”) shall be the sole and exclusive property of Response either by operation of the “work for hire” doctrine to the extent it is applicable or by assignment without additional compensation of all rights of copyright from Consultant and/or Consultant’s employees or agents at such time as Response may request.  Consultant expressly agrees that all Work Product created pursuant to this Agreement is created as “work for hire” for Response and that the fees to be paid to Consultant for the Services are full, fair and adequate consideration for Consultant’s conveyance to Response of the copyrights in all Work Product.  Response shall have complete control and authority over the content and quality of all Work Product that may be generated by Consultant under this Agreement and may reject or modify such Work Product for any reason whatsoever.  All original documents, exhibits, samples or other materials provided by Response to Consultant in connection with the Services to be performed by Consultant under this Agreement shall remain the property of Response, and shall be returned to Response immediately upon request.

6.3           To the extent required, Response hereby grants to Consultant a non-exclusive, royalty-free license to use the Intellectual Property arising from the performance of the Services solely for the further performance of the Services hereunder.

7.            Confidentiality and Proprietary Information

7.1           It is understood and agreed that the information developed by or communicated to Consultant in the performance of the Services is of a highly confidential nature and Consultant agrees that, unless the prior written approval of Response has been obtained, neither Consultant nor any persons or entities in the employ or control of Consultant will make any use of nor will make any oral or written disclosure of such information, either during or after the Term, except to persons, including employees and authorized agents of Response and/or its affiliates, who may be designated by Response to work with such persons or entities.

7.2           The confidentiality restriction set out above does not apply to information which:

(a)	has been in the public domain prior to such disclosure;

(b)	becomes part of the public domain through no breach of an obligation by Consultant or its employees or agents, to whom Consultant has disclosed the same;

(c)	is provided to Consultant by others or a third party who was or is not under an obligation of confidence to Response at the time of the disclosure to Consultant; or

(d)
is required to be disclosed by law or regulation or in response to a valid order of a court or other governmental body, but only to the extent of and for the purpose of such law, regulation or order, but then only if Consultant first notifies Response of the required disclosure and cooperates reasonably with Response’s efforts to contest or limit the scope of such order.

7.3           Consultant shall disclose such confidential information only to employees or agents who need to know such information in order to carry out the duties required to perform the Services, and then only after such persons have agreed to maintain the confidentiality of the information and to use the information only for the purposes set out in this Agreement.

7.4           Neither Party shall disclose any terms or conditions of this Agreement or its purpose, nor use the name of the other Party, nor any of its affiliates, directors, officers, employees, subcontractors or agents, in any publicity, advertising, or news release without the prior written approval of an authorized representative of such other Party.

7.5           Without limiting the generality of any of the foregoing, Consultant shall not publish or present the data and information that may be generated or derived as the result of the Services performed by Consultant under this Agreement without the prior written consent of Response. For greater certainty, publications or presentations shall include but are not limited to presentations at symposia, national, or regional professional meetings, publications in journals, theses, or dissertations.

7.6           Consultant acknowledges that any violation of any of the provisions of this Article 7 or the preceding Article 6 may result in immediate and irreparable damage to Response and agrees that in the event of such violation, Response shall, in addition to any other right, relief, or remedy available at law, be entitled to any equitable relief that any court of competent jurisdiction may deem just and proper.

8.            Compliance with Laws

8.1           Consultant shall at all times comply with all federal, provincial, state and local laws, rules and regulations applicable to the performance of the Services and shall be responsible for any registrations, filings, fees or permits that may be required by law as a result of Consultant’s rendition of the Services.  To the extent that the Services involve or constitute lobbying, Consultant shall comply with all applicable federal, provincial, state and local laws, rules and regulations regarding lobbying and shall be responsible for any and all registrations, filings and reports required thereunder.  Consultant’s reports shall specifically identify those activities, if any, that constitute lobbying under applicable federal, provincial, state or local laws, rules and regulations.

9.             Conflict of Interest

9.1           If, at any time during the Term, Consultant or any business entity in which Consultant owns an interest, or any or all persons or entities in the employ or control of Consultant, performs or proposes to perform Services for others which may conceivably, either directly or indirectly, conflict with the interests of Response, Consultant agrees to request in advance and in writing the approval of Response which may be granted or withheld at the discretion of Response.  By entering into this Agreement with Response, Consultant represents that no such conflicting interests, agreements, or obligations with any other party now exist.  Nothing herein contained shall restrict Consultant from providing non-conflicting consulting Services to others during the Term, consistent with the duties and responsibilities of the consulting demands of Response on the time of Consultant, as provided herein.

10.            Representations And Warranties

10.1           Each of the Parties represents and warrants to the other Party that it has the full power, right and authority to execute and deliver this Agreement and perform any obligations it has hereunder.  Consultant further warrants and represents to Response that Consultant:

(a)
has not been subject to any legal or regulatory discipline, nor has Consultant ever been suspended, debarred or otherwise disqualified from performing and discharging the  Services similar to the Services required hereunder by any governmental, regulatory or administrative body or organization having jurisdiction over Consultant;

(b)
is not bound by any agreement which would restrict Consultant in performing and discharging the Services for Response and will not breach any obligation of confidentiality owed to any third party in performing such Services for Response; and

(c)	will not use any third party proprietary information to perform and discharge the Services for Response unless any such third party proprietary information is licensed to Response.

11.            Termination

11.1           This Agreement may be terminated at any time by written agreement of the Parties or by either of the Parties in the event of a material breach of this Agreement by the other Party.

11.2           This Agreement may also be terminated immediately by Response upon the occurrence of any of the following events:

(a)	material breach of any law or regulation by Consultant;

(b)	material breach of the terms of this Agreement by Consultant; or

(c)	the inability or refusal of Consultant to perform and discharge the Services hereunder.

11.3           No exercise by a party of any right of termination will constitute a waiver of any right of a party for recovery of any monies then due to it hereunder or any other right or remedy a Party may have by law or by this Agreement.

11.4           This Agreement may also be terminated at the convenience of either party without cause, provided either party gives thirty (30) days prior written notice of such termination.

12.            Consequences of Termination

12.1           Upon termination of this Agreement for any reason, all further obligations of the Parties shall cease except as specifically described elsewhere herein.

12.2           Notwithstanding the expiration or termination of this Agreement for any reason whatsoever, the respective rights and obligations set forth in Articles 5 through 13 shall continue in full force and effect until they have been completely exercised or discharged.

13.            Governing Law and Dispute Resolution

13.1           This Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the Parties agree to accept the exclusive jurisdiction of the courts of the Province of British Columbia to settle any disputes hereunder.

14.            Miscellaneous

14.1           Relationship.  It is understood and agreed by the Parties that in the performance of this Agreement, Consultant is acting solely as independent contractor and not as an employee of Response.  Further, nothing in this Agreement shall be construed or implied to create a relationship of partners, agency, joint venturers, or of employer and employee.

14.2           Assignment.  This Agreement is not assignable, either directly or indirectly, by either party, without the prior written consent of the other, which consent may be arbitrarily withheld.

14.3           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

14.4           Waiver.  No failure on the part of either Party to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, or of any other right, power, or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.  Except as specifically provided herein, the exercise of any remedy provided in this Agreement shall not be a waiver of any other right or remedy provided by law or in equity.

14.5           Entire Agreement.  Except as herein expressly provided, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and understandings, except for any confidential disclosure agreement which Consultant may have entered into with Response prior to the execution of this Agreement, the terms of which shall continue to apply.

14.6           Currency.  Unless otherwise specifically provided in this Agreement, all references to dollar amounts or other money amounts are expressed in terms of lawful money of Canada.

14.7           Titles.  The clause titles used herein are for convenience only and shall not be construed as part of this Agreement or used in interpreting or construing this Agreement.

14.8           Amendments.  None of the terms, conditions or provisions of this agreement shall be held to have been changed, waived, varied, modified or altered by any act or knowledge of either Party, their respective agents or employees unless done so in writing signed by authorized signatories of both Parties.

14.9           Time of Essence.  Time shall be of the essence of this Agreement.

14.10         Costs.  Save as expressly otherwise provided in this Agreement, each of the Parties shall bear its own legal, accounting and other costs, charges and expenses.

14.11         Counterparts.  This Agreement may be signed in counterparts which, when taken together, shall constitute the entire agreement.

IN WITNESS WHEREOF the Parties have duly executed this agreement as of the date first above written.

RESPONSE BIOMEDICAL CORPORATION

By:          /s/Patricia Massitti
Authorized Signatory

/s/Richard Canote
Richard Canote

Schedule "A"

Description of Services

Consultant will prepare prospective financial models to include prospective financial statements on behalf of Response detailing multiple scenarios including Joint Ventures, Mergers and/or acquisitions

Consultant will provide additional support and oversight to Response in the areas of accounting and finance as directed by Response on an as needed basis.